UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2014

NORTH VALLEY BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-10652	94-2751350
(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA 96001

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07        Submission of Matters to a Vote of Security Holders

The 2014 Special Meeting of Shareholders of North Valley Bancorp (“North Valley”) was held on August 7. 2014. Three matters were submitted to a vote of the shareholders through the solicitation of proxies and the results of the voting are set forth below. As a result, the merger with TriCo Bancshares was approved.

Proposal 1. To approve the merger and to approve and adopt the Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, dated as of January 21, 2014, by and between TriCo Bancshares and North Valley, as such agreement may be amended from time to time:

For	Against	Abstain	Broker Non-Votes

5,534,167	15,640	2,287	0

Proposal 2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of North Valley in connection with the merger, which we refer to as the North Valley Advisory (Non-Binding) Proposal on Specified Compensation:

For	Against	Abstain	Broker Non-Votes

3,639,756	1,896,481	16,157	0

Proposal 3. To approve one or more adjournments of the North Valley special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the North Valley Merger proposal, which we refer to as the North Valley Adjournment proposal.

For	Against	Abstain	Broker Non-Votes

5,483,694	63,309	5,391	0
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: August 8, 2014	By:	/s/ Kevin R. Watson
Kevin R. Watson
Executive Vice President
Chief Financial Officer
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